EXHIBIT 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2013

Atlanta, Georgia, February 24, 2014 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the fourth quarter  ended December 31, 2013 of $0.42 compared to $0.30 for the same period of 2012. The earnings per share for the full year 2013 were $1.41 compared to $0.67 for 2012.

Clarence Smith, chairman, president and CEO, said “2013 was a continuation of the turnaround that we truly began in 2011. Many aspects of our business have been fine tuned to enhance our customer’s perception of Havertys and her purchasing experience.  We have improved our stores and highlighted our fashion identity in our advertising and merchandise.  The “on trend” customer’s response has been favorable.

Our comp-store sales for the year increased 11.0% over 2012 driven by an increase in average ticket of 7.8%.  We continued to expand gross profit margins as we focused on higher price point products and pricing discipline.  Our expenses were well controlled and our 2013 net income was double that of 2012.  We have certainly been aided by the improving economy and recovery in housing but believe our strategies have compounded their effect.”

Financial Highlights

Fourth Quarter 2013 Compared to Fourth Quarter 2012
  Net sales increased 7.6% to $196.2 million. Comparable store sales were up 9.5%. Total written business was up 6.3% and average ticket rose 5.7%.
  Gross profit margins increased 120 basis points to 54.0% as a percent of sales. This includes a year-over-year benefit of $0.5 million, or 30 basis points, from changes in the LIFO reserve.
  Selling, general and administrative costs as a percent of sales declined 110 basis points to 46.1% from 47.2%.
  Pre-tax earnings of $15.8 million increased 250 basis points to 8.0% from 5.5% as a percent of sales.
  Our retail store count at December 31, 2013 was 119 versus 122 at the end of 2012.
Twelve Months ended December 31, 2013 Compared to Same Period of 2012
  Net sales increased 11.3% to $746.1 million. Comparable store sales were up 11.0% and average ticket rose 7.8%.
  Gross profit was $401.5 million, or 53.8% of net sales, which includes a year-over-year benefit of $1.1 million from changes in the LIFO reserve and $0.8 million from an out-of-period adjustment recorded in the first quarter. Excluding the impact of the out-of-period adjustment, gross profit was 53.7%, up 120 basis points compared to 52.5% in 2012.
  Selling, general and administrative costs declined 240 basis points as a percent of sales to 46.7% from 49.1%.
  Pre-tax earnings of $52.5 million increased 350 basis points to 7.0% from 3.5% as a percent of sales.

NEWS RELEASE - FEBRUARY 24, 2014

Expectations and Other
  Comparable store written business for the first quarter to date of 2014 is up approximately 3.6% over the same period last year. Total written business quarter to date is up 2.0% over the 14% increase for the same period last year.
  We plan to continue to highlight our fashionable quality merchandise in 2014 and use promotional pricing judiciously. We expect our annual gross profit margins for 2014 will be 53.8%, up slightly from the adjusted 53.7% level achieved in 2013.
  SG&A expenses in 2014 should be leveraged with continuing sales growth. We do expect some increases in our period costs due to inflation, expansion, staffing, technology improvements and advertising spend. Fixed and discretionary type expenses within SG&A costs for 2014 are expected to be $232 to $234 million, up approximately 4.1% to 5.0% over those same costs in 2013. These expenses are expected to be incurred at a slightly higher rate in the second half of the year in connection with our expansion activity. Variable SG&A expenses should be in the 17.0% to 17.2% range as a percent of sales for 2014 and other non-SG&A costs, net of credit revenues, are expected to be $1.3 million.
  Our effective tax rate for 2014 is expected to be in the 38.5% to 38.8% range.
  Planned Capital expenditures for 2014 are $35.0 million. We have scheduled to open six new locations in existing markets and complete one major expansion during the year. Three of the new stores are relocations and we plan to close two additional stores at the end of their lease term. These changes will increase selling square footage approximately 1.8% and our store count to 120 assuming the store changes occur as planned.

NEWS RELEASE - FEBRUARY 24, 2014

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net sales	$196,164	$182,307	$746,090	$670,073
Cost of goods sold	90,164	86,036	344,594	318,038
Gross profit	106,000	96,271	401,496	352,035
Credit service charges	79	77	320	293
Gross profit and other revenue	106,079	96,348	401,816	352,328

Expenses:
Selling, general and administrative	90,454	86,098	348,599	328,826
Interest, net	270	150	1,107	624
Provision for doubtful accounts	24	65	120	165
Other income, net	(452)	(58)	(497)	(803)
Total expenses	90,296	86,255	349,329	328,812

Income before income taxes	15,783	10,093	52,487	23,516
Income tax expense (benefit)	6,102	3,314	20,222	8,605
Net income	$9,681	$6,779	$32,265	$14,911

Basic earnings per share:
Common Stock	$0.43	$0.31	$1.45	$0.69
Class A Common Stock	$0.41	$0.28	$1.37	$0.58

Diluted earnings per share:
Common Stock	$0.42	$0.30	$1.41	$0.67
Class A Common Stock	$0.41	$0.29	$1.35	$0.59

Basic weighted average shares outstanding:
Common Stock	20,097	19,330	19,865	19,096
Class A Common Stock	2,417	2,815	2,558	2,943

Diluted weighted average shares outstanding:
Common Stock	22,901	22,566	22,815	22,382
Class A Common Stock	2,417	2,815	2,558	2,943

Cash dividends per share:
Common Stock	$0.080	$1.0400	$0.240	$1.1200
Class A Common Stock	$0.075	$0.9875	$0.225	$1.0625

NEWS RELEASE - FEBRUARY 24, 2014

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$83,185	$53,550
Restricted cash and cash equivalents	7,016	7,013
Accounts receivable	8,172	9,710
Inventories	91,483	96,902
Prepaid expenses	6,494	9,532
Other current assets	4,349	3,187
Total current assets	200,699	179,894

Accounts receivable, long-term	832	814
Property and equipment	189,242	193,085
Deferred income taxes	13,253	24,366
Other assets	13,829	3,937
Total assets	$417,855	$402,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,810	$28,178
Customer deposits	19,008	20,963
Accrued liabilities	36,338	33,272
Deferred income taxes	-	6,595
Current portion of lease obligations	959	881
Total current liabilities	78,115	89,889

Lease obligations, less current portion	16,196	18,473
Other liabilities	25,280	34,306
Total liabilities	119,591	142,668

Stockholders’ equity	298,264	259,428
Total liabilities and stockholders’ equity	$417,855	$402,096

NEWS RELEASE - FEBRUARY 24, 2014

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$32,265	$14,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,450	19,415
Stock-based compensation expense	3,323	2,553
Tax benefit from stock-based plans	(1,754)	(289)
Deferred income taxes	(652)	(2,209)
Provision for doubtful accounts	120	165
Other	459	614
Changes in operating assets and liabilities:
Accounts receivable	1,400	1,210
Inventories	5,419	(3,458)
Customer deposits	(1,955)	6,391
Other assets and liabilities	(2,638)	1,819
Accounts payable and accrued liabilities	(1,548)	11,046
Net cash provided by operating activities	55,889	52,168

Cash Flows from Investing Activities:
Capital expenditures	(20,202)	(25,014)
Restricted cash and cash equivalents	(3)	(200)
Other investing activities	85	448
Net cash used in investing activities	(20,120)	(24,766)

Cash Flows from Financing Activities:
Payments on lease obligations	(867)	(766)
Proceeds from exercise of stock options	872	2,457
Tax benefit from stock-based plans	1,754	289
Dividend paid	(5,353)	(24,684)
Other financing activities	(2,540)	(733)
Net cash used in financing activities	(6,134)	(23,437)
Increase in cash and cash equivalents	29,635	3,965
Cash and cash equivalents at beginning of year	53,550	49,585
Cash and cash equivalents at end of year	$83,185	$53,550

NEWS RELEASE - FEBRUARY 24, 2014

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, February 25, 2014 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. EDT through Tuesday, March 4, 2014. The number to access the telephone playback is 1-800-406-7325 (access code: 4670299#).

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys